Exhibit (a)(1)(O)

IMMEDIATE ATTENTION REQUIRED

August 7, 2007

Re:	Hudson Technologies, Inc. Tender Offer

Dear Hudson Technologies, Inc. 401(K) Savings Plan Participant

NOTICE IS HEREBY GIVEN that, as previously advised by letter dated June 29, 2007, as of 5:00 PM, Eastern Time, on August 8, 2007, withdrawals, loans and distributions involving the Company common stock attributable to your Plan account will be unavailable for a period of time and, due to the extension of the tender offer as described in this notice, withdrawals, loans and distributions involving the Company common stock attributable to your Plan account will be unavailable for a period of time at least until September 20, 2007. Exchanges out of the Company’s common stock attributable to your Plan account will be unavailable and all outstanding orders to sell the Company’s common stock (e.g. good till cancelled limit) will be cancelled as of 5:00 PM, Eastern Time on September 4, 2007. The impact of this blackout is further described under the heading, “EFFECT OF THE OFFER ON YOUR ACCOUNT”.

The enclosed Second Supplement to the tender offer materials and Amended Direction Form require your immediate attention. Plan records reflect that, as a participant in the Hudson Technologies, Inc., 401(K) Savings Plan (the “Plan”), all or a portion of your individual account is invested in Hudson Technologies, Inc. (the “Company”) common stock. The tender offer materials previously provided describe an offer by the Company to purchase up to 1,167,400 shares of its common stock, $0.01 par value (the “Shares”), at a price of $1.12 per share, net to seller in cash, without interest (the “Offer”). As described below you have the right to instruct M&T Bank (“M&T”), as trustee of the Plan, concerning whether to tender Shares attributable to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to M&T in the enclosed return envelope so that it is RECEIVED by 5:00 PM., Eastern Time, on September 4, 2007, unless the offer is further extended, in which case the deadline for receipt of instructions will be three (3) business days prior to the expiration date of the Offer, if feasible.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedure for completing and submitting the Amended Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated June 29, 2007 (the “Offer to Purchase”), and the Supplement to the Offer to Purchase, dated July 2, 2007, that were previously provided to you, and you should also review the Second Supplement to the Offer to Purchase, dated August 7, 2007, which is enclosed with this letter.

BACKGROUND

The Company has made an Offer to its shareholders to tender up to 1,167,400 shares of its common stock, $0.01 par value, for purchase by the Company at a price of $1.12 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, as supplemented.

The Offer to Purchase and supplements set forth the objectives, terms and conditions of the offer and are being provided to all of the Company’s shareholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase, as supplemented.

The Offer extends to the Shares by the Plan. As of June 27, 2007, the Plan had approximately 59,529 Shares allocated to participant accounts. Only M&T, as trustee, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct M&T whether or not to tender some or all of the Shares attributable to your individual account in the Plan. Unless otherwise required by applicable law, M&T will tender Shares attributable to participant accounts in accordance with participant instructions and M&T will not tender shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to M&T on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your account will be tendered.

Exhibit (a)(1)(O)

LIMITATIONS ON FOLLOWING DIRECTION

The enclosed Amended Direction Form allows you to specify up to 100 percent (100%) of the Shares attributable to your account to be tendered pursuant to the Offer to Purchase. As detailed below, when M&T tenders Shares on behalf of the Plan, it may be required to tender Shares on terms different than those set forth on your Direction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between the Company and M&T prohibit the sale of Shares to the Company for less than “adequate consideration” which is defined by ERISA for a publicly traded security as the price of the security prevailing on a national securities exchange. M&T will determine “adequate consideration”, based on the prevailing market price of the Shares on NASDAQ on or about the date the Shares are tendered to the Company by M&T (the “prevailing market price”). M&T will look to the NASDAQ Official Close Price as listed on Nasdaq.com. Accordingly, depending on the prevailing market price of the Shares on such date, M&T may be unable to follow participant directions to tender Shares to the Company. M&T will tender or not tender Shares as follows:

•	If the prevailing market price is greater than the tender price offered by the Company ($1.12 per Share) notwithstanding your direction to tender Shares in the Offer, the Shares will not be tendered;

•
If the prevailing market price is equal to or lower than the tender price offered, notwithstanding the lower closing market price, M&T will follow your direction as to the percentage, not to exceed 25 percent of Shares owned of Shares that you wish to tender.

Unless otherwise required by applicable law, M&T will not tender Shares for which it has received no direction, or for which it has received a direction not to tender. M&T makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.

CONFIDENTIALITY

To assure the confidentiality of your decision, M&T and their affiliates or agents will tabulate the Direction Forms. Neither M&T nor their affiliates or agents will make your individual direction available to Hudson.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is an Amended Direction Form that should be completed and returned to M&T. Please note that the Direction Form indicates the number of Shares attributable to your individual account as of June 28, 2007. However, for purposes of the final tabulation, M&T will apply your instructions to the number of Shares attributable to your account as of September 4, 2007, or as of a later date if the Offer is further extended.

If you do not properly complete the Amended Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.

To properly complete your Amended Direction form, you must do the following:

(1)	On the face of the Amended Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX:

•
CHECK BOX 1 if you do not want any of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

•
CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (in whole numbers) of Shares attributable to your individual account that you want to tender, up to a maximum of 100% of the shares attributable to your account.

(2)	Date and sign the Amended Direction Form in the space provided.

Exhibit (a)(1)(O)

(3)
Return the Amended Direction Form in the enclosed return envelope so that it is received by M&T at the address on the return envelope (Insert address) not later than 5:00 PM, Eastern Time, on September 4, 2007, unless the Offer is further extended, in which case the participant deadline shall be three (3) business days prior to the expiration date of the Offer, if feasible. If you wish to return the form by overnight courier, please send it to M&T at (Insert delivery address). Directions via facsimile or e-mail will not be accepted.

Your direction will be deemed irrevocable unless withdrawn by 5:00 PM on September 6, 2007, unless the Offer is further extended. In order to make and effective withdrawal, you must submit a new Amended Direction Form that may be obtained by calling M&T at 1-800-836-1431. Upon receipt of a new, completed and signed Amended Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Amended Direction Form from M&T and repeating the previous instructions for directing tender as set forth in this letter.

After the deadline above for returning the Amended Direction Form to M&T and its affiliates or agents will complete the tabulation of all directions. M&T will tender the appropriate number of Shares on behalf of the Plan.

The Company will then buy all Shares, up to 1,167,400, that were properly tendered through the Offer. If there is an excess of Shares tendered over the exact number desired by the Company, Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. For any Shares in the Plan that are tendered and purchased by the Company, the Company will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

The preferential treatment of holders of 100 Shares or less, will not apply to participants in the Plan, regardless of the number of Shares held within their individual accounts. Likewise, the conditional tender of Shares, as described in the Offer to Purchase, will not apply to the participants in the Plan.

EFFECT OF THE OFFER ON YOUR ACCOUNT

As previously advised by our letter, dated June 29, 2007, as of 5:00 PM, Eastern Time, on August 8, 2007, withdrawals, loans and distributions involving the Company common stock attributable to your Plan account will be unavailable for a period of time. Due to the Company’s extension of the Tender Offer, exchanges out of the Company’s common stock attributable to your Plan account will be unavailable and all outstanding orders to sell the Company’s common stock (e.g. good till cancelled limit) will be cancelled as of 5:00 PM, Eastern Time on September 4, 2007. Balances in the Company’s common stock will be utilized to calculate amounts eligible for loans and withdrawals throughout this restriction period. These restrictions will apply to ALL participants regardless if you elect to tender or not. While participants will not recognize any immediate tax gain or loss as a result of the tender offer, the tax treatment of future withdrawals or distributions from the Plan may be adversely impacted by a tender and sale of shares within the Plan. Specifically, under current federal income tax rules, if you receive from the Plan a lump sum distribution that includes the Company shares that have increased in value while they were held by the Plan, under certain circumstances, you may have the option of deferring paying taxes on this increase in value until you sell the shares. This is referred to as net unrealized appreciation. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If shares credited to your individual Plan account are purchased by the Company in the tender offer, you will not longer be able to take advantage of this tax benefit on these shares. You should consult with your tax advisor concerning the tax aspects of this offer.

INVESTMENT OF PROCEEDS

M&T will invest proceeds received with respect to the Shares attributable to your account in the MTB Money Market fund as soon as administratively possible after receipt of proceeds. For all Shares tendered on your behalf that are accepted for purchase by the Company, M&T will process an exchange from the Tender Holding Fund, at a price equal to the purchase price in the Offer, into the MTB Money Market fund. For all Shares tendered on your behalf that are NOT accepted for purchase by the Company, such Shares will be transferred back into your common stock account. AT that time, for all of the Shares attributable to your account, you will have access to all transactions normally available to the Company common stock, subject to Plan rules.

Exhibit (a)(1)(O)

M&T anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call EBS Benefit Solutions toll free at 1-888-887-4015, or access your account via the Participant Website @ www.ebs-benefits.com after the reinvestment is completed to learn the effect of the tender on your account or to have the proceeds from the sale of shares which were invested in the MTB Money Market fund invested in other investment options offered under the Plan.

SHARES OUTSIDE THE PLAN

If you hold Shares outside the Plan, you will receive under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct M&T to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact M&T toll free at 800-836-1431. If you require additional information concerning the terms and conditions of the Offer, please call Continental Stock Transfer & Trust Company, the information agent, toll free at 800-509-5586.

Sincerely

Hudson Technologies, Inc.

Exhibit (a)(1)(O)

AMENDED DIRECTION FORM

HUDSON TECHNOLOGIES, INC. TENDER OFFER

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE

ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 5:00 PM, EASTERN TIME, ON SEPTEMBER 4, 2007, UNLESS THE TENDER OFFER IS EXTENDED, THE COMPANY SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFFER, UNLESS OTHERWISE REQUIRED BY LAW.

M&T Bank (“M&T”) makes no representation to any participant in the Hudson Technologies, Inc. 401(K) Savings Plan (the “Plan”) as to whether to tender or not. Your direction to M&T will be kept confidential.

The Amended Direction Form, if properly signed, completed and received by M&T in a timely manner will supersede any previous Direction Form. I hereby acknowledge (i) receipt of the tender offer materials, including the Supplement to the Offer to Purchase dated July 2, 2007 and the letter dated June 29, 2007 enclosing those materials and this election form (ii) the Second Supplement to the Offer to Purchase, dated August 7, 2007 and (ii) that I have read and understand these materials and the limits or restrictions on my direction

As of June 28, 2007, the estimated number of shares attributable to your account in the Plan is shown to the right of your address on the label on the bottom of the page.

In connection with the Offer to Purchase made by Hudson Technologies, Inc., dated June 29, 2007, as amended, I hereby instruct M&T to tender the shares attributable to my account under the Plan as of September 4, 2007, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX ONE OR TWO)

☐	1. Please refrain from tendering and continue to HOLD all shares attributable to my individual account under the Plan.

☐
2. Please TENDER ______ % of the shares attributable to my individual account under the Plan. A blank space will be taken to mean that NO shares attributable to my account are to be tendered. (FILL IN THE BLANK ABOVE IF YOU HAVE CHECKED BOX 2).

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